        Exhibit 10(h)

CenterPoint Energy, Inc.
Summary of Certain Compensation Arrangements
of the Executive Chairman of the Board

The following is a summary of certain compensation arrangements payable to Milton Carroll, the Executive Chairman of the Board of Directors (the “Board”) of CenterPoint Energy, Inc. (the “Company”):
•Mr. Carroll’s annual base salary is increased from $820,000 to $870,000 effective as of April 1, 2021 and continuing thereafter until the termination of Mr. Carroll’s service as Executive Chairman of the Board or as otherwise modified by the Board;

•Mr. Carroll will be eligible to participate in the Company’s Short-term Incentive Plan in 2021, and his short-term incentive compensation target is 75% of base salary;

•Mr. Carroll will receive a cash bonus of $881,475; and

•Mr. Carroll’s long-term incentive compensation target is increased from a target equal to 325% of base salary to a target equal to 365% of base salary.

On July 1, 2020, Mr. Carroll received a fully-vested equity award with a value at grant equal to $1,500,000, which was granted upon the appointment of the Company’s new President and Chief Executive Officer of CenterPoint Energy, with one-third of the underlying shares paid upon the grant date, and one-third to be paid upon the first anniversary of the grant date, and the remaining one-third to be paid on the second anniversary of the grant date; provided, however, if Mr. Carroll earlier separates from CenterPoint Energy such that he is neither an employee nor director, any remaining unpaid shares under the award will be payable upon his separation. Mr. Carroll was not granted any additional awards of restricted stock units in 2020, other than in connection with the aforementioned appointment and his long-term incentive award noted above.